EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Wednesday,  February 21, 2018

Contact:  Tom Cherry, President

                Jason Long, Chief Financial Officer

(804) 843-2360

C&F Financial Corporation

Announces  Quarterly Dividend

West Point, VA -- The board of directors of C&F Financial Corporation (NASDAQ:CFFI) has declared a regular cash dividend of 34 cents per common share, which is payable April 1, 2018 to shareholders of record on March 15, 2018.

The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

About C&F

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc.  C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs offered in Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Maryland, Missouri, New Jersey, North Carolina, Ohio,  Pennsylvania, Tennessee, Texas, Virginia and West Virginia through its offices in Richmond and Hampton, Virginia, and in Nashville, Tennessee.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.

Statements in this press release regarding C&F Financial Corporation that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Corporation’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.